Exhibit (a)(1)(iv)

Form of Notice of Acceptance of Tender

Northern Trust Investments, Inc.
50 South LaSalle Street
Chicago, Illinois 60603

[    ], 2015

Dear Investor:

Regarding your investment in the Alpha Core Strategies Fund

Please be advised of the following details concerning your redemption from the Alpha Core Strategies Fund as of [     ], 2015:

Name of Redeeming Investor:         [Investor Name]

Amount of Redemption:      $[     ]

Should you have any questions or require additional information, please contact your Northern Trust representative or:

Kerry Lipuma on behalf of the Alpha Core Strategies Fund

Tel 312.557.3998

Email NTGA_AMO@NTRS.COM